Exhibit 99.1
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is dated July 13, 2010 and is by and among THE DOCTORS COMPANY, a California-domiciled reciprocal inter-insurance exchange (“Parent”), RED HAWK ACQUISITION CORP., a Michigan corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and AMERICAN PHYSICIANS CAPITAL, INC., a Michigan corporation (the “Company”).
RECITALS
WHEREAS, the parties have agreed to amend the Agreement and Plan of Merger, dated as of July 7, 2010, by and among Parent, Merger Sub and the Company (the “Merger Agreement”) to clarify a typographical error.
WHEREAS, each of Parent, Merger Sub and the Company have approved this Amendment.
NOW, THEREFORE, in consideration of the respective covenants and agreements set forth in this Amendment and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
Amendment
     Section 1.1 Amendment to Section 8.4. The definition of the term “Termination Fee” in Section 8.4 of the Merger Agreement is hereby amended in its entirety to read as follows:
“Termination Fee” means 3% of the aggregate Merger Consideration.
ARTICLE II
General Provisions
     Section 2.1 Entire Agreement. This Amendment and the Merger Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant thereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Except as amended by this Amendment, the Merger Agreement remains in full force and effect.
     Section 2.2 Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. References in the Merger Agreement to the “Agreement” shall mean the Merger Agreement as modified by this Amendment.
     Section 2.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflicts of laws principles.

     Section 2.4 Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties agree that this Amendment shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Amendment to the other parties.
IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE DOCTORS COMPANY
By:	/s/ Richard E. Anderson, M.D.
	Name:	Richard E. Anderson, M.D.
	Title:	Chief Executive Officer

RED HAWK ACQUISITION CORP.
By:	/s/ Richard E. Anderson, M.D.
	Name:	Richard E. Anderson, M.D.
	Title:	Chief Executive Officer

AMERICAN PHYSICIANS CAPITAL, INC.
By:	/s/ R. Kevin Clinton
	Name:	R. Kevin Clinton
	Title:	President and CEO

2